CERTIFICATE OF TRUST
                                       OF
                         THE COMMUNITY DEVELOPMENT FUND

     This Certificate of Trust of The Community Development Fund, a statutory trust (the "Trust"), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. 3801 et seq.) (the "Act"), sets forth the following:

     FIRST: The name of the statutory trust formed hereby is The Community Development Fund.

     SECOND: The address of the registered office of the Trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Trust's registered agent at such address is Corporation Service Company.

     THIRD: The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 et seq.).

     FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     FIFTH: The Trust is formed effective as of August 12, 2011.

     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 12th day of August 2011.


                                                       /s/ Kenneth H. Thomas
                                                       ---------------------
                                                       Kenneth H. Thomas, Ph.D.
                                                       Trustee